Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Adobe Systems Incorporated:

We consent to the use of our report with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting incorporated by reference herein.

Our report dated January 22, 2018, on the effectiveness of internal control over financial reporting as of December 1, 2017, contains an explanatory paragraph that our audit of internal control over financial reporting excluded an evaluation of the internal control over financial reporting of TubeMogul.

(signed) KPMG LLP

Santa Clara, California
June 27, 2018